Exhibit 99.1

SINA Reports First Quarter 2003 Financial Results –
Reports Record Revenues of $18.1 million, US GAAP Net Income of $3.4 million

Shanghai, China— (BUSINESS WIRE)—April 24, 2003—SINA Corporation (Nasdaq:SINA), a leading online media company and value-added information service provider for China and for global Chinese communities, today announced its financial results for the first quarter ended March 31, 2003:

•	Net income for the quarter grew to $3.4 million; or $0.07 per diluted share

•	Net revenues for the quarter grew by 155% year-over-year to a record $18.1 million

•	Non-advertising revenues for the quarter grew by 412% year-over-year to $10.8 million and accounted for 60% of the total revenues

“Q1 2003 was a terrific quarter. We have substantially outperformed our guidance in both revenues and profit,” said, Daniel Mao, CEO of SINA. “All of our core business segments have done well. In particular, our non-advertising business has almost doubled from last quarter to reach $10.8 million and now accounts for 60% of our total revenues. We have now achieved a diversified, balanced and scalable revenue model that we have set for ourselves one year ago.”

Financial Results

For the quarter ended March 31, 2003, SINA reported record net revenues of $18.1 million, an increase of 41% from the previous quarter and an increase of 155% from the same period in 2002.

Advertising revenues totaled $7.3 million for the quarter, representing a 46% increase over $5.0 million reported in the same period in 2002.

Non-advertising revenues totaled $10.8 million for the quarter, a 97% increase over $5.5 million reported in the previous quarter and a 412% increase over $2.1 million reported in the same period in 2002. Non-advertising revenues accounted for 60% of the total net revenues for the quarter, compared to 43% for the previous quarter and 30% for the same period in 2002. The increase in non-advertising revenues was primarily driven by the growth in mobile short messaging services (“SMS”). SMS revenues for the quarter grew 165% from the previous quarter to $9.2 million. The Company’s January 2003 acquisition of MemeStar, a leading mobile content provider, contributed significantly to the growth in SMS revenues for the quarter due to the consolidation of MemeStar’s SMS revenues from January 6th to March 31st. To illustrate on a pro forma basis the impact of the MemeStar acquisition on the Company’s SMS revenues, if MemeStar’s operating results had been consolidated for the quarters ended December 31, 2002 and March 31, 2003, the Company’s SMS revenues would have grown by 30% sequentially in a quarter to quarter comparison.

“As our results have shown, we have successfully integrated our Memestar acquisition,” said Wang Yan, President of SINA. “Our newly expanded SINA mobile division has become the leading value-added mobile data service provider leveraging both SINA’s brand and Memestar’s offline customer care and channel sales force.”

The gross margin for the quarter was 66%, up from 65% reported in the previous quarter and 52% reported in the same period in 2002. The improvement in gross margin was primarily due to the increase in net revenues which outpaced increases in cost of revenues.

Excluding the amortization of intangible assets and charges for stock based compensation, operating expenses for the quarter totaled $8.0 million, an increase of 13% over $7.1 million reported in the previous quarter and of 17% over $6.8 million reported in the same period in 2002. The increase was primarily due to additional operation expenses related to MemeStar.

Net income for the quarter totaled $3.4 million, representing an improvement of 129% from a net income of $1.5 million for the previous quarter. For the same period in 2002, the Company recorded a net loss of $4.0 million. Diluted net income per share was $0.07 for the quarter, compared to diluted net income per share of $0.03 for the previous quarter and diluted net loss per share of $0.09 for the same period in 2002.

Excluding the amortization of intangible assets and charges for stock based compensation, on a pro forma basis, net income for the quarter totaled $4.1 million, compared to a net income of $1.8 million for the previous quarter and a net loss of $1.7 million for the same period in 2002. Diluted net income per share, on a pro forma basis, was $0.08 for the quarter, compared to diluted net income per share of $0.04 for the previous quarter and diluted net loss per share of $0.04 for the same period in 2002.

As of March 31, 2003, SINA’s cash, cash equivalents and investments in marketable securities totaled $89.7 million, a decrease of $7.0 million from three months ago. During the quarter ended March 31, 2003, the Company paid $10.5 million in net cash for the MemeStar acquisition and investment in a joint venture. Cash flow from operating activities for the quarter was $3.5 million.

Strategic Transactions

On January 6, 2003, the Company announced the signing of a definitive agreement to acquire 100% of the equity interest in MemeStar, a leading mobile content value-added service provider in China. The acquisition closed on January 31, 2003. Immediately after the signing of the definitive agreement the Company obtained effective control over MemeStar, accordingly, the operating results of MemeStar have been consolidated with those of the Company starting January 6, 2003. The total consideration included $15.5 million in cash and deferred cash payments and 1.1 million of SINA ordinary shares. As a result of the acquisition, the Company recorded certain intangible assets in the amount of $2.2 million, which will be amortized over periods ranging from fourteen to eighteen months. The amortization expense related to these intangible assets amounted to $0.4 million for the quarter ended March 31, 2003. In addition, the Company recorded goodwill in the amount of $16.8 million for this acquisition.

In January 2003, the Company formed a joint venture in China with NCsoft, a leading Korean online game company. The Company invested $2.6 million in cash for a 51% interest in the joint venture. During the quarter ended March 31, 2003, the joint venture began beta testing a version of “Lineage”, a popular online game, in the China market. To date, the joint venture has not started to charge fees for the game.

Business Outlook

The Company estimates that its total revenues for Q2 2003 to be between $19.6 million and $20.3 million, with advertising revenues between $7.6 million and $7.9 million and non-advertising revenues between $12.0 million and $12.4 million. GAAP EPS is expected to be $0.08 to $0.09.

There has been a recent outbreak of Severe Acute Respiratory Syndrome (“SARS”) in China where most of the Company’s revenues are derived and in Beijing and Guangzhou where most of the Company’s employees are located. The Company is continuing to monitor the possible implications of the SARS outbreak, but at this time it is difficult to quantify the future impact on the business. For example, the SARS outbreak could result in quarantines or closures of some of the Company’s offices which would severely disrupt the Company’s operations. In addition, the SARS outbreak could result in a reduction in advertising and fee-based revenues. Due to the uncertainty surrounding the SARS outbreak, it may be necessary for the Company to update its Business Outlook in the coming months.

NON-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, SINA uses non-GAAP measures of gross profit, operating income, net income and earnings per share, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that are not expected to result in future cash payments, gains and losses that may not be indicative of our core operating results. In addition, because we have historically reported certain non-GAAP results to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for or superior to GAAP results. Consistent with our historical practice, the non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

Conference Call

SINA will host a conference call at 8:30 p.m. Eastern Time today to present an overview of the Company’s financial performance and business operations for the first quarter. For US participants, please dial 888/482-0024 (US Toll-free); for international participants, please dial 617/801-9702 (US Toll). The pass code for the conference call is 8007634. A live Webcast of the call, together with supplemental financial information can be accessed through the Company’s corporate web site at www.corp.sina.com. A replay of the conference call will be available for forty-eight hours after the conclusion of the conference call. The dial-in numbers are 888/286-8010 (US Toll-free) for US callers and 617/801-6888 (US Toll) for international callers. The pass code for the replay is 5237565.

About SINA

SINA Corporation (FKA: SINA.com) (Nasdaq:SINA) is a leading online media company and value-added information service (“VAS”) provider for China and for global Chinese communities. With a branded network of localized web sites targeting Greater China and overseas Chinese, SINA operates three major business lines including SINA.com (online media and entertainment service), SINA Online (consumer fee-based online and wireless VAS) and SINA.net (small and medium-sized enterprises VAS), providing an array of services including online portals, premium email, wireless short messaging, virtual ISP, search, classified information, online games, e-commerce, e-learning and enterprise e-solutions.

Safe Harbor Statement

This announcement contains forward-looking statements concerning SINA’s expected financial performance (as described without limitation in the Business Outlook section and quotations from management in this press release), as well as SINA’s strategic and operational plans. SINA may also make written or oral forward-looking statements in our periodic reports to the Securities and Exchange commission on forms 10-K, 10-Q, 8-K, etc., in its annual report to shareholders, in its proxy statements, in its offering circulars and prospectuses, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SINA’s historical losses, its limited operating history, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, the potential impact of SARS on the Company’s business operations, the Company’s reliance on wireless short messaging service and online advertising sales for a majority of its revenues, the Company’s reliance on mobile operators in China to provide wireless short messaging service, any failure to successfully develop and introduce new products and any failure to successfully integrate acquired businesses. Further information regarding these and other risks is included in SINA’s Annual Report on Form 10-K for the period ended December 31, 2002 and its recent reports on Form 10-Q as well as in its other filings with the Securities and Exchange Commission.

Contact:
Chen Fu
Investor Relations
SINA Corporation
Phone: 8621-62895678 x 6089
E-mail: fuchen@staff.sina.com
Denise Roche
The Ruth Group
Phone: (646) 536-7008
Email: droche@theruthgroup.com

SINA CORPORATION
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three months ended

	March 31,		December 31,

	2002	2003	2002

Net revenues
Advertising	$5,001	$7,298	$7,378
Non-Advertising	2,114	10,816	5,492

	7,115	18,114	12,870

Cost of revenues
Advertising	2,753	2,826	2,847
Non-Advertising	634	3,267	1,600
Stock-based compensation	31	14	14

	3,418	6,107	4,461

Gross profit	3,697	12,007	8,409

Operating expenses
Sales and marketing	3,072	4,454	3,381
Product development	1,574	1,421	1,318
General and administrative	2,183	2,116	2,389
Stock-based compensation	520	230	238
Amortization of intangibles	1,687	505	90

	9,036	8,726	7,416

Income (loss) from operations	(5,339)	3,281	993
Other income, net	1,068	401	482
Gain (loss) on equity investment	300	(306)	-

Net income (loss)	(3,971)	3,376	1,475

Shares used in computing basic net income (loss) per share	45,488	46,774	45,780
Basic net income (loss) per share	(0.09)	0.07	0.03
Shares used in computing basic and diluted net income (loss) per share	45,488	50,844	48,868
Diluted net income (loss) per share	$(0.09)	$0.07	$0.03

SINA CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three months ended

	March 31,		December 31,

	2002	2003	2002

Net revenues
Advertising	$5,001	$7,298	$7,378
Non-Advertising	2,114	10,816	5,492

	7,115	18,114	12,870

Cost of revenues
Advertising	2,753	2,826	2,847
Non-Advertising	634	3,267	1,600

	3,387	6,093	4,447

Gross profit	3,728	12,021	8,423

Operating expenses
Sales and marketing	3,072	4,454	3,381
Product development	1,574	1,421	1,318
General and administrative	2,183	2,116	2,389

	6,829	7,991	7,088

Income (loss) from operations	(3,101)	4,030	1,335
Other income, net	1,068	401	482
Gain (loss) on equity investment	300	(306)	-

Pro forma net income (loss)	$(1,733)	$4,125	$1,817

Shares used in computing pro forma basic net income (loss) per share	45,488	46,774	45,780
Pro forma basic net income (loss) per share	(0.04)	0.09	0.04
Shares used in computing pro forma diluted net income (loss) per share	45,488	50,844	48,868
Pro forma diluted net income (loss) per share	$(0.04)	$0.08	$0.04

Reconciliation from GAAP results to pro forma results:
GAAP net income (loss)	$(3,971)	$3,376	$1,475
Stock based compensation
Cost of revenues	31	14	14
Operating expenses	520	230	238
Amortization of intangibles	1,687	505	90

Pro forma net income (loss)	$(1,733)	$4,125	$1,817

SINA CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands U.S. dollar)

	December 31	March 31
	2002	2003

Assets
Cash, cash equivalents and investments in marketable securities	$96,736	$89,702
Accounts receivable, net	5,847	10,701
Property and equipment, net	7,599	7,511
Long-term investment	16,818	16,736
Goodwill/intangible assets, net		19,494
Other assets	3,479	2,712

Total assets	$130,479	$146,856

Liabilities and Shareholders’ Equity
Liabilities	$13,092	$19,007
Shareholders’ equity	117,387	127,849

Total liabilities and shareholders’ equity	$130,479	$146,856